U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2003

Abrams Industries, Inc.
(Exact name of Registrant as Specified in Charter)

Georgia	0-10146	58-0522129

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

1945 The Exchange, Suite 300, Atlanta, Georgia	30339-2029

(Address of Principal Executive Offices)	(Zip Code)

(770) 953-0304

(Registrant’s telephone number, including area code)

SIGNATURES
EX-2.1 Agreement and Plan of Reorganization

Item 2. Acquisition or Disposition of Assets

     On December 19, 2003, WEGI Acquisition, LLC (“Purchaser”), an indirect wholly-owned subsidiary of Abrams Industries, Inc. (“Abrams”), acquired substantially all of the assets and assumed certain liabilities of The Wheatstone Energy Group, Inc. (“Seller”). Seller was engaged in the business of providing energy efficient lighting system installation services, including electrical and other related energy conservation services, and Purchaser presently intends to continue this business. The acquisition was made pursuant to an Agreement and Plan of Reorganization dated December 19, 2003, between Abrams, the Purchaser, Seller and the shareholders of Seller (the “Agreement”). The consideration consisted of 23,489 newly-issued shares of Abrams’ common stock, par value $1.00 per share (“Common Stock”), the payment by Purchaser of approximately $1.0 million to certain trade creditors of Seller from the available cash of Purchaser, and the assumption by Purchaser of approximately $2.7 million of Seller’s liabilities. Also in connection with the transaction, Abrams issued 110,000 shares of Common Stock and a warrant to purchase an additional 40,000 shares at an exercise price of $5.10 per share to a lender of Seller. Consideration was determined primarily by negotiation among the parties.

     Pursuant to the Agreement, the Purchaser acquired substantially all of the assets of Seller, including accounts, inventory, personal property and equipment, proprietary information, intellectual property and the Seller’s right, title and interest to assigned contracts. As described in the Agreement, Purchaser assumed only specified liabilities of the Seller, including executory obligations under disclosed assigned contracts, current balance sheet liabilities of the Seller and certain debt for borrowed funds from two lenders of the Seller. Pursuant to the Agreement, after the closing of the acquisition, the Purchaser changed its name to The Wheatstone Energy Group, LLC, and Seller adopted a dissimilar name.

     The preceding description of the terms of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, filed as an exhibit hereto.

Item 7. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

              The financial statements of Seller required to be reported as a result of the transaction described in Item 2 will be filed as an amendment to this report as soon as practicable in accordance with Item 7(a)(4) of Form 8-K.

(b)	Pro Forma Financial Statements

              The pro forma financial statements required to be reported as a result of the transaction described in Item 2 will be filed as an amendment to this report as soon as practicable in accordance with Item 7(a)(4) of Form 8-K.

(c)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization dated December 19, 2003, between Abrams, the Purchaser, Seller and the shareholders of Seller.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAMS INDUSTRIES, INC.

By:	/s/ Mark Thomas

Mark Thomas
Chief Financial Officer

Dated: January 5, 2004